Exhibit 10.1

EMPLOYMENT AGREEMENT

This agreement is made and entered into this 30th day of April 2007 (the “Effective Date”), by and between Sam Moore Furniture LLC (“Employer”), a wholly owned subsidiary of Hooker Furniture Corporation (“Parent”), and Michael C. Moldenhauer (“Executive”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Executive was previously employed as President of Sam Moore Furniture Industries, Inc. (“Seller”);

WHEREAS, Employer has acquired the business and substantially all of the assets of Seller;

WHEREAS, Executive was a key executive with Seller with expertise in the management of the manufacture and marketing of upholstered chairs with exposed wooden frames; and

WHEREAS, Employer desires to assure continuance of Executive’s service in connection with such business; and

WHEREAS, the Parties agree that a covenant not to compete is essential to the growth and stability of the business of Seller during the first years after its acquisition by Employer and to the continuing viability of such business whenever the employment to which this Agreement relates is terminated;

1. Employment. Upon the Effective Date, Employer shall employ and Executive agrees to become employed as President and Chief Executive Officer of Employer, which has been established to operate the former assets and business of Seller, and to perform such different or other duties as may be assigned to him by Employer from time to time by the Chief Executive Officer of Parent (the “Parent CEO”). Executive will devote his full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to him from time to time by Employer, and shall observe and abide by the corporate policies and decisions of Employer and Parent in all business matters.

2. Term. Executive’s employment shall continue under this Agreement for a period beginning on the Effective Date of this Agreement and ending three (3) years thereafter.

3. Compensation. Employer shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the items listed below. Employer shall have no obligation to pay any such compensation for any period after the termination of Executive’s employment, except as otherwise expressly provided.

(a) Salary, paid pursuant to Parent’s normal payroll practices, at an annual rate of $240,000 per year or such other rate as may be established prospectively by the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”)

from time to time consistent with the range of salaries for officers of Employer and/or Parent with a similar level of responsibility to Executive. All such payments shall be subject to deduction and withholding authorized or required by applicable law.

(b) An Annual Bonus with respect to each fiscal year of the Parent (the “Performance Year”) during the term of this Agreement , beginning with the Performance Year that began on January 29, 2007. The Annual Bonus shall be computed as a percentage of Executive’s salary as in effect for the Performance Year, not to exceed 25% of such salary. The terms and conditions of the Annual Bonus, including the applicable performance criteria for a Performance Year, and the determination of the amount of the Annual Bonus payable to the Executive for a Performance Year (if any) shall be determined in the sole discretion of the Parent CEO. The Annual Bonus will be paid by no later than April 1 of the calendar year in which the Performance Year ends.

(c) Such other benefits, payments, or items of compensation as are provided under the employee benefit plans of the Employer, or as are made available from time to time under compensation policies set by Parent for management employees of Employer and/or Parent having similar salary and level of responsibility, including but not limited to vacation.

(d) Employer shall reimburse Executive, in accordance with the general policies and practices of Parent as in effect from time to time, for normal out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, Parent’s standard mileage allowance for business use of any personal vehicle, business related travel, customer entertainment, cellular telephone expense and professional organizations.

4. Disability or Death.

(a) Disability. If at any time during the Term of this Agreement, Executive becomes disabled and he has not breached any of the provisions of this Agreement, compensation shall continue to be paid to him according to the Employer’s normal payroll schedule while he is still living, but only for the first six (6) month period during which he shall be so disabled. Such payments shall be in lieu of any other disability benefit payable for such period under any other employee benefit plan, policy or practice of the Employer or the Parent. In such event, Employer may, at its sole option, retain Executive in its employment and continue payment of Executive’s compensation for an additional period of up to 23 months (for maximum of 29 months total) until he is able to return to work, or Employer may terminate this Agreement. If the Employer exercises its discretion to terminate the Agreement on account of the Executive’s disability, the Executive shall not be entitled to any further compensation or benefits under this Agreement (except for such compensation or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Employer or the Parent). For purposes of this Section 4(a), Executive shall be considered “disabled” if he has suffered any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment with the Employer.

(b) Death. If Executive should die during the Term of this Agreement, Executive’s employment and Employer’s obligations hereunder (other than pro rata payment of salary) shall terminate as of his death. In such event, the Employer shall pay the Executive an Annual Bonus for the Performance Year in which the Executive died, which shall be prorated for the period ending on the date of the Executive’s death. Such Annual Bonus, if any, shall be paid by no later than April 1 of the calendar year in which such Performance Year ends.

5. Termination by Employer.

(a) Cause. Employer may terminate the employment of Executive under this Agreement during its Term for Cause. “Cause” shall include Executive’s fraud, dishonesty, theft, embezzlement, misconduct by Executive injurious to the Employer, Parent or any of their respective affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with Employer, Parent or any of their respective affiliates, unauthorized use of any trade secrets of Employer, Parent or any of their respective affiliates or Confidential Information (as defined below), a violation of any policy, code or standard of ethics generally applicable to employees of the Employer, Executive’s material breach of fiduciary duties owed to Employer, Executive’s excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Executive of the duties assigned to him. In such event no further Salary shall be paid to Executive after the date of termination and no Annual Bonus shall be paid to Executive after the date of termination, including any Annual Bonus with respect to the portion of any fiscal year preceding the date of termination. Executive shall retain only such rights to participate in other benefits as are required by the terms of those plans, Employer’s polices, or applicable law.

(b) Without Cause. Employer may terminate the employment of Executive under this Agreement during its Term without Cause. In such event, however, Executive, while living, shall be entitled to continue to receive his then current base Salary and Annual Bonus for a period of twelve (12) months following such termination of employment or the remaining Term of this Agreement, whichever is less (the “Severance Period”). Annual Bonus payment(s), if otherwise payable under the terms described and referenced in Section 3(b) above, shall be made on the date(s) described in Section 3(b) above, and shall include pro rata payment for the Severance Period. Notwithstanding the foregoing, the total amount payable under this Section 5(b) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto.

6. Employment Upon Expiration of Agreement. If Executive is still employed by Employer when this Agreement expires by the conclusion of its Term, Executive’s employment with Employer may or may not continue thereafter, but any such employment shall be “at will,” and may be terminated by either Employer or Executive at any time, with or without cause, except as otherwise agreed in writing by Employer and Executive.

7. Confidential Information and Return of Property. “Confidential Information” means any written, oral, or other information obtained by Executive in confidence from Seller, Employer, Parent or any of their respective affiliates, including without limitation information about their respective operations, financial condition, business commitments or business strategy, as a result of his employment with Employer or Seller unless such information is already publicly known through no fault of any person bound by a duty of confidentiality to Seller, Employer, Parent or any of their respective affiliates. Executive will not at any time, during or after his employment with Employer, directly or indirectly disclose Confidential Information to any person or entity other than authorized officers, directors and employees of Employer or Parent. Executive will not at any time, during or after his employment with Employer, in any manner use Confidential Information on behalf of himself or any other person or entity other than Employer, or accept any position in which he would have a duty to any person to use Confidential Information against the interests of Employer, Parent or any of their respective affiliates. Upon termination of his employment for any reason, Executive will promptly return to Employer all property of Employer or Parent, including documents and computer files, especially where such property contains or reflects Confidential Information. Nothing in this Agreement shall be interpreted or shall operate to diminish such duties or obligations of Executive to Employer that arise or continue in effect after the termination of Executive’s employment hereunder, including without limitation any such duties or obligations to maintain confidentiality or refrain from adverse use of any of Employer’s trade secrets or other Confidential Information that Executive may have acquired in the course of Executive’s employment.

8. Disclosure and Ownership of Work Related Intellectual Property. Executive shall disclose fully to Employer any and all intellectual property (including, without limitation, inventions, processes, improvements to inventions and processes, and enhancements to inventions and processes, whether or not patentable, formulae, data and computer programs, related documentation and all other forms of copyrightable subject matter) that Executive conceives, develops or makes during the term of his employment and that in whole or in part result from or relate to Executive’s work for Employer (collectively, “Work Related Intellectual Property”). Any such disclosure shall be made promptly after each item of Work Related Intellectual Property is conceived, developed or made by Executive, whichever is sooner. Executive acknowledges that all Work Related Intellectual Property that is copyrightable subject matter and which qualifies as “work made for hire” shall be automatically owned by Employer. Further, Executive hereby assigns to Employer any and all rights which Executive has or may have in Work Related Intellectual Property that is copyrightable subject matter and that, for any reason, does not qualify as “work made for hire.” If any Work Related Intellectual Property embodies or reflects any preexisting rights of Executive, Executive hereby grants to Employer the irrevocable, perpetual, nonexclusive, worldwide, and royalty-free license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

9. Covenant Not to Compete. Executive and Employer agree that after the consummation of the sale of Seller’s business to Employer, Employer’s business will depend to a considerable extent on the individual efforts of Executive. Moreover, Executive recognizes that, by virtue of his employment with Employer, he will have access to confidential and/or proprietary information relating to the Employer’s business. Accordingly, and in consideration of Employer’s agreement to employ Executive, Executive covenants and agrees that he will not, for the period of his employment hereunder and for two (2) years thereafter, whether or not within the original Term of this Agreement, but in no event for less than three (3) years after the Effective Date hereof, engage directly or indirectly (as principal, agent, or consultant or through any corporation, firm or organization in which he may be an officer, director, employee, shareholder, partner, member or be otherwise affiliated) in the design, development, manufacture, import or wholesale sale of upholstered furniture, in any position in which he has responsibility for conducting, control over, influence over, or input into the management, policies, or strategies of any business competing with that being conducted by Employer, Parent or any of their respective affiliates in any U.S. state, territory or district in which any of them is doing business upon the termination of his employment under this Agreement. This provision shall not, after the termination of Executive’s employment under this Agreement, prohibit Executive from owning less than 2% of the stock of any publicly held corporation.

10. Non-Solicitation of Customers. Executive agrees that during the Term of this Agreement, and for a period of two (2) years thereafter, but in no event for less than three (3) years after the Effective Date hereof, regardless of the circumstances of the termination or any claim that Executive may have against Employer under this Agreement or otherwise, Executive will not:

(a) Solicit or attempt to solicit, for purposes competitive with Employer, Parent or any of their respective affiliates, any person or entity who was an existing customer or employee of Employer, Parent or any of their respective affiliates within one (1) year prior to the termination of Executive’s employment hereunder;

(b) Any person or entity from whom Employer, Parent or any of their respective affiliates or Executive was, within the one (1) year period prior to the termination of Executive’s employment hereunder, actively soliciting or preparing to solicit for the purpose of establishing a customer, employment, or other business relationship; or

(c) Solicit or encourage any vendor, supplier or employee of Employer, Parent or any of their respective affiliates to cease doing business with Employer, Parent or any of their respective affiliates or to divert goods or services previously provided to Employer, Parent or any of their respective affiliates to any person or entity other than Employer, Parent or any of their respective affiliates.

11. Equitable Relief. Executive acknowledges and agrees that a breach of any of the covenants made by him in Sections 7, 8, 9 and 10 above would cause irreparable harm to Employer, Parent or any of their respective affiliates for which there would be no adequate remedy at law. Accordingly, in the event of any threatened or actual breach of any such covenant, Executive agrees that Employer shall be entitled to enforce any such covenant by injunctive and other appropriate equitable relief in any court of competent jurisdiction, in addition to all other remedies available. If Executive breaches Sections 9 or 10 above, the duration of the period identified shall be computed from the date he resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Executive was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

12. Assignment. Employer may assign this Agreement to any other entity acquiring all or substantially all of the assets of Employer or to any other entity into which or with which Employer may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of Employer under this Agreement, as well as the obligations and liabilities of Employer hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of Employer. This Agreement is not assignable in any respect by Executive.

13. Invalid Provisions. It is not the intention of either Party to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

14. Entire Agreement; Amendments. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by both Parties.

15. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

16. Governing Law. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law rules contained therein.

17. Taxes. All payments made under this Agreement shall be subject to the Employer’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding. The parties intend that any payment under this Agreement shall, to the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) be paid in compliance with Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that the payments under the Agreement are subject to any taxes (including, without limitation, those specified in Code Section 409A), the Executive shall be solely liable for the payment of any such taxes.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EMPLOYER

By:	/s/ Edwin L. Ryder
Edwin L. Ryder
Executive Vice President,
Hooker Furniture Corporation, and
Vice President, Sam Moore Furniture LLC

EXECUTIVE

/s/ Michael C. Moldenhauer
Michael C. Moldenhauer
President, Sam Moore Furniture LLC